JS Acquisition, LLC
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204

September 29, 2010

VIA FACSIMILE AND EMAIL

Emmis Communications Corporation
c/o J. Scott Enright, Esq.
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Fax:  (317) 684-3750
Email: scotte@emmis.com

with a copy to:
John J. McCarthy Jr., Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Fax: (212) 701-5800
Email: john.mccarthy@davispolk.com

RE:           Notice of Termination of Agreement and Plan of Merger

Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 25, 2010, by and among Emmis Communications Corporation (the “Company”), JS Acquisition, LLC (“Parent”), and JS Acquisition, Inc.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

In light of the termination of the Offer on September 9, 2010, no Shares were purchased pursuant to the Offer and the Acceptance Date did not occur on or before September 24, 2010. On September 27, 2010, Alden Media Holdings, LLC delivered a notice to Parent pursuant to Section 8.1(c) of the Securities Purchase Agreement, dated May 24, 2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., Alden Media Holdings, LLC, Parent and Jeffrey H. Smulyan, electing to terminate the Securities Purchase Agreement because the conditions to the Offer were not satisfied or waived as of the close of business on September 24, 2010. As a result, on the same day, the Rollover Agreement, dated May 24, 2010, by and among Parent and the Rolling Shareholders (as defined therein), was automatically terminated pursuant to Section 5.3 thereof.

Pursuant to Section 10.01(b)(i) of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by Parent if the Acceptance Date shall not have occurred on or before September 24, 2010.  Parent hereby notifies the Company that it is terminating the Merger Agreement pursuant to Section 10.01(b)(i) thereof, effective immediately.

[Remainder of Page Intentionally Left Blank.]

Very truly yours,

JS Acquisition, LLC

By:	/s/ Jeffrey H. Smulyan
Name: Jeffrey H. Smulyan
Title: President, Treasurer and Secretary

JS Acquisition, Inc.

By:	/s/ Jeffrey H. Smulyan
Name: Jeffrey H. Smulyan
Title: President, Treasurer and Secretary

ACKNOWLEDGED AS OF THE DATE HEREOF: Emmis Communications Corporation
/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President, General Counsel and Secretary